UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            June 22, 2015

IMK GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-54211	56-2495218
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Fl. KGIT, 1601 SanAm-Dong Mapo-Gu, Seoul, Korea		1601
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		02-6959-8500

 ______________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 22, 2015, IMK Group, Inc. (the “Company”) entered into an Asset Purchase and Sale Agreement (the “Agreement”) with Buddy Young, pursuant to which the Company agreed to sell all of its right, title and interest in and those assets exclusively related to the Company’s business of producing and distributing self-improvement, educational and workforce training videos (the “Legacy Business”). Under the terms of the Agreement, the Company agreed to grant, convey, assign and transfer all of the assets exclusively related to the Legacy Business (the “Legacy Assets”) to Mr. Young, in exchange for Mr. Young assuming all of the liabilities of the Company exclusively related to the Legacy Business (the “Legacy Liabilities”).

The description of the Agreement set forth herein does not purport to be complete and the full text of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 1.01	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On June 22, 2015, the Company terminated its consulting agreement with Mr. Young, dated February 27, 2015 (the “Consulting Agreement”). Pursuant to the terms of the Consulting Agreement, Mr. Young had agreed to act as an independent consultant to the company, responsible for overseeing the Legacy Business for an initial term expiring on June 30, 2015. The Company did not incur any early termination penalties as a result of terminating the Consulting Agreement, however, Mr. Young retained the full amount of his consulting fee for the duration of the initial term.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

As more particularly described in Item 1.01 of this Current Report on Form 8-K, effective June 22, 2015, the Company sold all of its right, title and interest in and to the Legacy Assets to Mr. Young in consideration for the assumption by Mr. Young of all of the Legacy Liabilities.

By completing the sale of the Legacy Business to Mr. Young, the Company expects to be able to better focus its resources on the development of its cosmetics business and other related ventures.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

10.1     Asset Purchase and Sale Agreement between IMK Group, Inc. and Buddy Young, dated June 22, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMK GROUP, INC.

Date: June 25, 2015
	By:	/s/ Rak Gu Kim
Rak Gu Kim
Chief Financial Officer, Treasurer and Secretary